[CGS&H Letterhead]




Writer's Direct Dial:  (212) 225-2552

                           July 2, 1998

Trans World Airlines, Inc.
One City Centre
515 N. Sixth Street
St. Louis, Missouri  63101

Ladies and Gentlemen:

           We have acted as counsel for Trans World Airlines, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 1,287,335 additional shares of the Company's common stock, par value $0.01 (the "Additional Shares"), to be issued upon conversion of its 10 1/4% Mandatory Conversion Equity Notes due 1999 (the "Equity Notes") that were issued pursuant to an Indenture dated as of June 16, 1998, by and between the Company and First Security Bank, National Association, as trustee (the "Indenture"). The Additional Shares are being registered under a registration statement of the Company on Form S-3 (the "Registration Statement") filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act.

           We have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.


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Trans World Airlines, Inc., p. 2

           In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

           Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Additional Shares into which the Equity Notes are convertible at the initial conversion price have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion and, upon issuance thereof on conversion of the Equity Notes in accordance with the terms of the Indenture and the terms of the Equity Notes at conversion prices at or in excess of the par value of such shares of Common Stock, will (assuming the shares of Common Stock so issuable are still validly authorized as of the conversion date) be validly issued, fully paid and non-assessable.

           We have assumed for purposes of the opinion set forth above that the initial conversion price at which the Equity Notes will be converted into Common Stock will not be less than the closing price of the Common Stock on the American Stock Exchange on the trading day immediately preceding the date hereof.

           We express no opinion other than as to the federal law of the United States of America and the laws of the State of New
York.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

                         Very truly yours,

                         CLEARY, GOTTLIEB, STEEN & HAMILTON



                         By  /s/ David W. Hirsch
                           ---------------------------------
                             David W. Hirsch, a Partner